                                                                    EXHIBIT 11.3


                               VARITY CORPORATION
                 FULLY DILUTED EARNINGS PER SHARE COMPUTATIONS
                 (Dollars in millions except per share amounts)



                                                         Three months ended October 31,
                                                         -------------------------------
                                                              1994            1993
                                                         --------------  ---------------

Income before discontinued operation...................         $  32.7         $  18.9

Preferred stock dividend entitlements..................             (.6)            (.6)
                                                                -------         -------

Income attributable to common stockholders before
  discontinued operation (A)...........................            32.1            18.3

Earnings from discontinued operation (B)...............               -             3.3
                                                                -------         -------

Net income attributable to common stockholders (C).....         $  32.1         $  21.6
                                                                =======         =======

Weighted average shares of common stock outstanding
  during the period (in thousands).....................          43,757          43,844

Common stock equivalents:
  Common stock options.................................             421             317
  Long-term incentive plans............................               -              11
                                                                -------         -------

Fully diluted weighted average shares of common stock
  outstanding during the period (D)....................          44,178          44,172
                                                                =======         =======

Fully diluted income per share of common stock:

  Before discontinued operation (A/D)..................         $   .73         $   .41

  Discontinued operation (B/D).........................         $     -         $   .08

  Net income (C/D).....................................         $   .73         $   .49
